AMENDMENT AND FORBEARANCE AGREEMENT

AMENDMENT AND FORBEARANCE AGREEMENT (as amended or otherwise modified from time to time in accordance with the terms here, the "Agreement") dated as of September 15, 2009, among Clark Holdings, Inc. (f/k/a Global Logistics Acquisition Corporation), a Delaware corporation ("Holdings"), The Clark Group, Inc., a Delaware corporation ("Clark Holdings"), Clark Distribution Systems, Inc., a Delaware corporation ("CDS"), Clark Worldwide Transportation, Inc., a Pennsylvania corporation ("CWT"), Highway Distribution Systems, Inc., a Delaware corporation ("HDS"), and Evergreen Express Lines, Inc., a Pennsylvania corporation (together with Holdings, Clark Holdings, CDS, CWT and HDS, the "Borrowers") and Bank of America, N.A., (successor-in-interest to LaSalle Bank National Association), individually as a Lender and as Administrative Agent for the Lenders (as such terms are each defined in the Credit Agreement defined below).

R E C I T A L S:

WHEREAS, Agent and Borrowers have entered into certain financing arrangements pursuant to the Credit Agreement  dated as of February 12, 2008 among Agent, Borrowers and the Lenders from time to time party thereto (as amended hereby, and as the same may have heretofore been or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced (the "Credit Agreement"));

WHEREAS, as of the date hereof, Borrowers are in default under the Credit Agreement as more particularly described below;

WHEREAS, the circumstances described herein constitute multiple Events of Default under the Credit Agreement and the Loan Documents;

WHEREAS, Borrowers have requested that Agent and Lenders forbear from exercising their rights as a result of such Events of Default, which are continuing, and that Lenders provide further Revolving Loans and other financial accommodations to Borrowers notwithstanding such Events of Default; and

WHEREAS, Agent and Lenders are willing to agree to forbear from exercising certain of their rights and remedies and provide certain further Revolving Loans and other financial accommodations to Borrowers solely for the period and on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS

1.1.           Interpretation.  All capitalized terms used herein (including the recitals hereto) shall have the respective meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.

1.2.           Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below, and the Credit Agreement is hereby amended to include, in addition and not in limitation, each of the following definitions:

(a)           "Agent" shall mean Bank of America, N.A., in its capacity as Administrative Agent under the Loan Documents.

(b)           "Anticipated Defaults" shall mean any Events of Default that arise due to the circumstances more particularly identified on Exhibit A hereto, under the heading "Anticipated Defaults".

(c)           "Existing Defaults" shall mean the Events of Default more particularly identified on Exhibit A hereto, under the heading "Existing Defaults".

(d)           "Forbearance Period" means the period commencing on the date hereof and ending on the date which is the earliest of (i) February 28, 2010; (ii) the occurrence or existence of any Event of Default, other than the Existing Defaults and the Anticipated Defaults; or (iii) the occurrence of any Termination Event.

(e)           "Termination Event" means the initiation of any action by any Loan Party or any Releasing Party (as defined herein) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2.1, the release set forth in Section 8.6 or the covenant not to sue set forth in Section 8.7.

SECTION 2.	ACKNOWLEDGMENTS

2.1.           Acknowledgment of Obligations.  Each Borrower hereby acknowledges, confirms and agrees that as of the close of business on September 15, 2009, (a) Borrowers are indebted to Lenders in respect of the Revolving Loan in the principal amount of $0, (b) Borrowers are indebted to Lenders in respect of the Term Loan in the aggregate principal amount of $3,549,942.04, and (c) Borrowers are indebted to Lenders in respect of Letters of Credit in the face amount of $718,031.00.  Each Borrower hereby acknowledges, confirms and agrees that all such Loans and other Obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by any Borrower to Lenders, are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2.           Acknowledgment of Security Interests.  Each Borrower hereby acknowledges, confirms and agrees that Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Agent, for the benefit of Agent and Lenders, pursuant to the Credit Agreement, the Guaranty and Collateral Agreement and the other Loan Documents or otherwise granted to or held by Agent, for the benefit of Agent and Lenders, subject only to Permitted Liens.

2.3.           Binding Effect of Documents.  Each Borrower hereby acknowledges, confirms and agrees that: (a) each of the Credit Agreement and the other Loan Documents to which it is a party has been duly executed and delivered to Agent by such Borrower, and each is and shall remain in full force and effect as of the date hereof except as modified pursuant hereto, (b) the agreements and obligations of such Borrower contained in such documents and in this Agreement constitute the legal, valid and binding Obligations of such Borrower, enforceable against it in accordance with their respective terms, and such Borrower has no valid defense to the enforcement of such Obligations, and (c) Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for under the Credit Agreement and the Loan Documents and applicable law.

SECTION 3.	FORBEARANCE IN RESPECT OF ANTICIPATED DEFAULTS AND EXISTING DEFAULTS

3.1.           Acknowledgment of Default.  Each Borrower hereby acknowledges and agrees that the Existing Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles Agent and Lenders to exercise their rights and remedies under the Credit Agreement and the other Loan Documents, applicable law or otherwise.  Each Borrower represents and warrants that as of the date hereof, no Events of Default exist other than the Existing Defaults.  Each Borrower hereby acknowledges and agrees that Agent and Lenders have the exercisable right to declare the Obligations to be immediately due and payable under the terms of the Credit Agreement and the other Loan Documents.  Each Borrower acknowledges that Lenders are no longer obligated to make any disbursements of the Revolving Loan, or to issue Letters of Credit.

3.2.           Forbearance.

(a)           In reliance upon the representations, warranties and covenants of Borrowers contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Agent and Lenders agree to forbear during the Forbearance Period from exercising their rights and remedies under the Credit Agreement and the other Loan Documents or applicable law in respect of or arising out of the Existing Defaults and the Anticipated Defaults.

(b)           Upon the expiration or termination of the Forbearance Period, the agreement of Agent and Lenders to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Agent and Lenders to exercise immediately all rights and remedies under the Credit Agreement and the other Loan Documents, and under applicable law, with respect to any and all Anticipated Defaults (to the extent then constituting Events of Default) and the Existing Defaults, including, but not limited to, (i) ceasing to make any further Loans or issuing any further Letters of Credit and (ii) accelerating all of the Obligations under the Credit Agreement and the other Loan Documents; in each case without any further notice to any Borrower, passage of time or forbearance of any kind.

3.3.           No Waivers; Reservation of Rights.

(a)           Agent and Lenders have not waived, are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Anticipated Defaults, the Existing Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Existing Defaults and the Anticipated Defaults to the extent expressly set forth herein) occurring at any time.

(b)           Subject to Section 3.2 above (solely with respect to the Anticipated Defaults and the Existing Defaults), Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Credit Agreement and the other Loan Documents as a result of any other Events of Default occurring at any time.  Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies.

3.4.           Additional Events of Default.  The parties hereto acknowledge, confirm and agree that any misrepresentation by any Borrower, or any failure of any Borrower to comply with the covenants, conditions and agreements contained in this Agreement, the Credit Agreement and the other Loan Documents or in any other agreement, document or instrument at any time executed and/or delivered by any Borrower with, to or in favor of Agent or any Lenders shall constitute an Event of Default under the Credit Agreement and the other Loan Documents.  In the event any Person, other than Agent or Lenders, shall at any time exercise for any reason (including, without limitation, by reason of any Anticipated Defaults, any Existing Defaults, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Borrower or any obligor providing credit support for any Borrower's obligations to such other Person, or against any Borrower's or such obligor's properties or assets, such event shall constitute an Event of Default hereunder and an Event of Default under the Credit Agreement.

SECTION 4.	AMENDMENTS

4.1.           The defined term "Borrowing Base" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

Borrowing Base means an amount equal to the sum of (i) 80% of the unpaid amount of all Eligible Accounts plus (ii) 50% of the appraised fair market value of Eligible Real Estate, plus (iii) 100% of the value, as of any applicable date of determination, of Cash Equivalent Investments in any deposit accounts and/or securities accounts subject to a control agreement in form and substance acceptable to Administrative Agent, excluding any such Cash Equivalent Investments pledged to the Agent to secure, in full or in part, the Stated Amount of Letters of Credit minus (iv) such reserves and allowances as the Administrative Agent deems necessary or appropriate in its reasonable discretion, including as necessary or appropriate to reflect any events, conditions, contingencies, risks or other circumstances which may arise from time to time with respect to any Loan Party.

4.2.           The defined term "Consolidated Net Income" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows

Consolidated Net Income means, with respect to any Person for any period, the net income (or loss) of such Person and its Subsidiaries for such period, excluding any gains from Asset Dispositions, any extraordinary gains and any gains or losses from discontinued operations.

4.3.           The defined term "EBITDA" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

EBITDA means, for any period, Consolidated Net Income for such period plus, in each case to the extent deducted in determining such Consolidated Net Income for such period, Interest Expense, income tax expense, depreciation and amortization, non-cash severance and/or non-cash restructuring expenses and costs and expenses in connection with the arbitration entitled Charles C. Anderson, Jr. et al. and Clark Holdings, Inc. No 148 Y 00499 09, pending before the American Arbitration Association.

4.4.           The defined term "Fixed Charge Coverage Ratio" set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the clause "for any Computation Period" set forth therein, and by inserting in lieu thereof the clause "for any applicable period of measurement".

4.5.           The defined term "Term Loan Maturity Date" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Term Loan Maturity Date" means the earlier of (a) February 28, 2010 or (b) the Termination Date.

4.6.           The defined term "Termination Date" set forth in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

"Termination Date" means the earlier of (a) February 28, 2010 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

4.7.           Section 11.11(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e)           bank deposits in the ordinary course of business, provided that all such deposits, other than deposits in an aggregate amount not to exceed $350,000 at any time, shall be maintained with the Administrative Agent; provided, further, that notwithstanding anything to the contrary herein or in the Guaranty and Collateral Agreement, any such deposits, not exceeding $350,000 in the aggregate, that are not maintained with the Administrative Agent shall not be required to be subject to a bank agency or other similar agreement with the Administrative Agent and the applicable Borrower;

4.8.           Section 11.14.4 of the Credit Agreement is hereby amended by inserting the clause "(increased to $1,075,000 with respect to Fiscal Year 2009)" immediately following the first reference to "$1,000,000" set forth in such Section.

4.9.           Annex A to the Credit Agreement is hereby amended and restated as set forth on Exhibit C hereto.

SECTION 5.	Covenants and Agreements

5.1.           Maximum Facility.  Borrowers hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the Credit Agreement, at no time from and following the date hereof shall Agent or the Lenders have any obligations to make Revolving Loans and/or issue Letters of Credit in each case, after giving effect thereto, the Revolving Outstandings would exceed $2,218,000.

5.2.           Financial Covenants.  During the Forbearance Period, the following financial covenants shall apply in lieu of the covenants set forth in Section 11.14.1, 11.14.2, 11.14.3 and 11.14.5 (which such Sections continuing in effect from and following the Forbearance Period:

(a)           Minimum Cumulative EBITDA.  Borrowers shall not permit cumulative EBITDA for the period commencing on the first day of the Fiscal Month commencing closest to July 1, 2009 and ending on the last day of any Fiscal Month set forth below to be less than the amount set forth below for opposite month:

Fiscal Month	Amount
July, 2009	$167,000
August, 2009	$363,000
September, 2009	$634,000
October, 2009	$903,000
November, 2009	$1,215,000
December, 2009	$1,521,000
January, 2010	$1,844,000

(b)           Minimum Fixed Charge Coverage.  Borrowers shall not permit the Fixed Charge Coverage Ratio for (i) the Fiscal Quarter ending on the last day of the Fiscal Month ending closest to September 30, 2009 to be less than 1.25 and/or (ii) the Fiscal Quarter ending the last day of the Fiscal Quarter immediately following to be less than 2.50.

5.3.           Excess EBITDA Recapture.  During the Forbearance Period, the Borrowers agree, within thirty (30) days following the end of each month set forth in Section 5.2(a) above, to repay the Term Loan by an amount equal to fifteen percent of cumulative EBITDA, for the period commencing on the first day of the Fiscal Month commencing closest to July 1, 2009 and ending on the last day of each Fiscal Month set forth in Section 5.2(a) above and excluding any negative monthly EBITDA, in excess of the amount set forth in Section 5.2(a) for such period.

5.4.           Forbearance Period Compliance Certificate.  Borrowers hereby that, during the Forbearance Period, the compliance certificate required pursuant to Section 10.1.3 of the Credit Agreement shall be in the form set forth as Exhibit B hereto.

5.5.           Pledged Collateral.  Borrowers hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in the Credit Agreement, at no time from and following the date hereof shall Issuing Lender have any obligation to issue, extend, renew or otherwise modify any Letter of Credit in accordance with the provisions of the Credit Agreement unless, in each instance and after giving effect thereto, Borrowers shall have pledged with Agent, pursuant to documentation in form and substance satisfactory to Agent and Lenders, a certificate of deposit or other Collateral acceptable to Agent in an amount equal to (or in excess of) the Stated Amount of all Letters of Credit.

SECTION 6.	REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents, warrants and covenants as follows:

6.1.           Representations in the Credit Agreement and the other Loan Documents.  Each of the representations and warranties made by or on behalf of each Borrower to Agent or any Lender in the Credit Agreement or any of the other Loan Documents was true and correct when made, and is, except for the Existing Defaults, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by each Borrower on the date hereof and in this Agreement.

6.2.           Binding Effect of Documents.  This Agreement has been duly authorized, executed and delivered to Agent and Lenders by each Borrower, is enforceable in accordance with its terms and is in full force and effect.

6.3.           No Conflict.  The execution, delivery and performance of this Agreement by each Borrower will not violate any requirement of law or contractual obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues.

SECTION 7.	CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT

The effectiveness of the terms and provisions of Section 3.2 of this Agreement shall be subject to the receipt by Agent of each of the following, in form and substance satisfactory to Agent and Lenders:

(a)           an original of this Agreement, duly authorized, executed and delivered by each Borrower;

(b)           cash in the amount of $25,000, which amount constitutes a fee due and owing to Agent on the date hereof in respect of this Agreement and the transactions contemplated hereby, which amount is non-refundable;

(c)           a bank agency or other similar agreement with the Agent and the applicable Borrowers, in form and substance satisfactory to the Agent, in order to give the Agent "control" (as defined in the Uniform Commercial Code) of each depositary or other deposit account maintained by each Borrower at each financial institution at which any Borrower maintains any such account, excepting any such accounts for which such agreements are not required pursuant to the provisions of Section 11.11(e) of the Credit Agreement, as amended hereby; and

(d)           the pledge with Agent, pursuant to documentation in form and substance satisfactory to Agent and Lenders, of (i) a certificate of deposit or other Collateral acceptable to Agent in an amount equal to (or in excess of) the Stated Amount of all Letters of Credit and (ii) any and all Investments held by any Borrower, and maintained by Agent or any Affiliate of Agent.

SECTION 8.	MISCELLANEOUS

8.1.           Inspection Rights.  Borrowers hereby acknowledge and agree that, pursuant to Section 10.2 of the Credit Agreement, so long as any Event of Default (including, without limitation, the Existing Defaults) or Unmatured Event of Default exists, all inspections or audits of the Collateral shall be at the Borrowers' expense.  Borrowers further acknowledge that Agent intends to conduct a field examination inspection of the Collateral shortly following the date hereof, and Borrowers shall cooperate fully with any such inspection.

8.2.           Continuing Effect of Credit Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement and the other Loan Documents are intended or implied by this Agreement and in all other respects the Credit Agreement and the Loan Documents hereby are ratified, restated and confirmed by all parties hereto as of the effective date hereof.  To the extent of conflict between the terms of this Agreement, the Credit Agreement and the Loan Documents, the terms of this Agreement shall govern and control.  The Credit Agreement and this Agreement shall be read and construed as one agreement.

8.3.           Costs and Expenses.  Each Borrower absolutely and unconditionally agrees to pay to Agent, on demand by Agent at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated:  all fees and disbursements of any counsel to Agent in connection with the preparation, negotiation, execution or delivery of this Agreement and any agreements contemplated hereby and expenses which shall at any time be incurred or sustained by Agent, any Lender, any participant of any Lender or any of their respective directors, officers, employees or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement and any agreements contemplated hereby.

8.4.           Further Assurances.  At Borrowers' expense, the parties hereto shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

8.5.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

8.6.           Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and releases of each Borrower made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the Forbearance Period, and no investigation by Agent or any Lender, or any closing, shall affect the representations and warranties or the right of Agent and Lenders to rely upon them.

8.7.           Release.

(a)           In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, on behalf of itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (each Borrower and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party", hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Borrower or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Credit Agreement, any of the other Loan Documents or any of the transactions hereunder or thereunder.

(b)           Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

8.8.           Covenant Not to Sue.  Each of the Releasing Parties hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 8.6 above.  If any Releasing Party violates the foregoing covenant, each Borrower, for itself and its successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

8.9.           Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

8.10.           Reviewed by Attorneys.  Each Borrower represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

8.11.           Disgorgement.  If Agent or any Lender is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest or other consideration shall be revived and continue as if such payment, interest or other consideration had not been received by Agent or such Lender, and the Borrowers shall be liable to, and shall indemnify, defend and hold Agent or such Lender harmless for, the amount of such payment or interest surrendered or disgorged.  The provisions of this Section 8.10 shall survive execution and delivery of this Agreement and the documents, agreements and instruments to be executed or delivered herewith.

8.12.           Relationship.  Each Borrower agrees that the relationship between Agent and such Borrower and between each Lender and Borrower is that of creditor and debtor and not that of partners or joint venturers.  This Agreement does not constitute a partnership agreement, or any other association between Agent and any Borrower or between any Lender and any Borrower.  Each Borrower acknowledges that Agent and each Lender has acted at all times only as a creditor to such Borrower within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Agent or any Lender attempted to exercise any control over such Borrower or its business or affairs.  Each Borrower further acknowledges that Agent and each Lender has not taken or failed to take any action under or in connection with its respective rights under the Credit Agreement and the other Loan Documents that in any way or to any extent has interfered with or adversely affects such Borrower's ownership of Collateral.

8.13.           Governing Law: Consent to Jurisdiction and Venue.  THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM

8.14.           Mutual Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

8.15.           Counterparts.  This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

[signatures on following page]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

CLARK HOLDINGS, INC. (f/k/a Global Logistics Acquisition Corporation), as a Borrower By: /s/ Stephen Spritzer Title: Vice President & Treasurer

THE CLARK GROUP, INC., as a Borrower By: /s/ Stephen Spritzer Title: Vice President & Treasurer

CLARK DISTRIBUTION SYSTEMS, INC., as a Borrower By: /s/ Stephen Spritzer Title: Vice President & Treasurer

CLARK WORLDWIDE TRANSPORTATION, INC., as a Borrower By: /s/ Stephen Spritzer Title: Vice President & Treasurer

HIGHWAY DISTRIBUTION SYSTEMS, INC., as a Borrower By: /s/ Stephen Spritzer Title: Vice President & Treasurer

EVERGREEN EXPRESS LINES, INC., as a Borrower By: /s/ Stephen Spritzer Title: Vice President & Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender By: /s/ Barbara Rajchel Title: Assistant Vice President

EXHIBIT A
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AMENDMENT AND FORBEARANCE AGREEMENT

Anticipated Defaults

1.  Any failure of Borrowers to permit (i) the Senior Debt to EBITDA Ratio to exceed 2.0 to 1.0, (ii) the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0 and/or (iii) the Total Debt to EBITDA Ratio to exceed 2.5 to 1.0, in each case as of the last day of the Computation Periods ended July 31, 2009 and August 31, 2009.

Existing Defaults

1.  Permitted Senior Debt to EBITDA Ratio as of the last day of each of the Computation Periods ended April 30, 2009, May 30, 2009 and June 30, 2009 to exceed 2.0 to 1.0, constituting a breach of Section 11.14.1 of the Credit Agreement and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement.

2.  Permitted the Fixed Charge Coverage Ratio as of the last day of each of the Computation Periods ended April 30, 2009, May 30, 2009 and June 30, 2009 to be less than 1.25 to 1.0, constituting a breach of Section 11.14.2 of the Credit Agreement and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement.

3. Permitted Total Debt to EBITDA Ratio as of the last day of each of the Computation Periods ended April 30, 2009, May 30, 2009 and June 30, 2009 to exceed 2.5 to 1.0, constituting a breach of Section 11.14.3 of the Credit Agreement and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement.

4.  For any date on or prior to the date hereof, permitted bank deposits in an aggregate amount in excess of $350,000 to be maintained with Persons other than the Agent, constituting a breach of Section 11.11(e) of the Credit Agreement and an Event of Default pursuant to Section 13.1.5 of the Credit Agreement.

Exhibit A

EXHIBIT B
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AMENDMENT AND FORBEARANCE AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:           Bank of America, N.A., as Administrative Agent

Please refer to the Credit Agreement dated as of February 12, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among Clark Holdings, Inc. (f/k/a Global Logistics Acquisition Corporation), The Clark Group, Inc., Clark Distribution Systems, Inc., Clark Worldwide Transportation, Inc., Highway Distribution Systems, Inc., Evergreen Express Lines, Inc., various financial institutions and Bank of America, N.A., as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.  Please also refer to the Amendment and Forbearance Agreement dated as of September 15, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the "Forbearance Agreement") among the Borrowers, the Lenders and Administrative Agent.

I.
Reports.  Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Holdings as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Holdings and its Subsidiaries as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.
Financial Tests.  The Borrowers hereby certify and warrant to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement and Forbearance Agreement:

A.	Section 5.2(a) of Forbearance Agreement – Minimum Cumulative EBITDA

1. Cumulative EBITDA	$________
(Fiscal Month starting closest to July 1 through date of determination)

2. Pro Forma Target EBITDA for such period	$________

3. Sum of (1) and (2) (Adjusted EBITDA)	$________

4. Minimum Required EBITDA for such period	$________

5. In compliance	Yes/No

B.	Section 5.2(b) of Forbearance Agreement - Minimum Fixed Charge Coverage Ratio

1. EBITDA for Fiscal Quarter	$________

2. Income taxes paid	$________

3. Unfinanced Capital Expenditures	$________

4. Sum of (2) and (3)	$________

Exhibit B

5. Remainder of (1) minus (4)	$________

6. Interest Expense	$________

7. Required payments of principal of Funded Debt (including the Term Loans but excluding Revolving Loans)	$________

8. Distributions made to holders of Holdings' Capital Securities, and amounts paid to purchase or redeem such Capital Securities	$________

9. Sum of (6), (7) and (8)	____ to 1.00

11. Minimum Required	2.50 to 1.00

12. In Compliance	Yes/No

C.           Section 5.3 of Forbearance Agreement – EBITDA Recapture

1. Cumulative EBITDA	$________
(A.1 above, but disregarding any negative EBITDA)

2. Minimum Required EBITDA (A.4 above)	$________

3. Difference between (1) minus (2)	$________

4. 15% of (3) (Required Prepayment Amount)	$________

D.           Section 11.14.5 of Credit Agreement - Capital Expenditures

1. Capital Expenditures for the Fiscal Year (other than in respect of Specified Systems CapEx)	$________

2. Maximum Permitted Capital Expenditures (other than in respect of Specified Systems CapEx)	$________

3. In Compliance	Yes/No

4. Aggregate Specified Systems CapEx	$________

5. Maximum Permitted Specified Systems CapEx	$________

6. In Compliance	Yes/No

Exhibit B

The Borrowers further certify to you that (i) no Event of Default has occurred and is continuing and (ii) no Termination Event has occurred.

Exhibit B

The Borrowers have caused this Certificate to be executed and delivered by their duly authorized officer on _________, ____.

CLARK HOLDINGS, INC., as a Borrower

By:
Title:

THE CLARK GROUP, INC., as a Borrower

By:
Title:

CLARK DISTRIBUTION SYSTEMS, INC., as a Borrower

By:
Title:

CLARK WORLDWIDE TRANSPORTATION, INC., as a Borrower

By:
Title:

HIGHWAY DISTRIBUTION SYSTEMS, INC., as a Borrower

By:
Title:

EVERGREEN EXPRESS LINES, INC., as a Borrower

By:
Title:

Exhibit C

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share	Term Loan Commitment Amount	Pro Rata Share
Bank of America, N.A.	$2,218,000	100%	$4,700,000*	100%
TOTALS	$2,218,000	100%	$4,700,000*	100%

*  In accordance with the provisions of Section 2.1.2 of the Credit Agreement, the Term Loan Commitments expired on the earlier of (i) the date on which all Term Loans were made and (ii) the date that is 60 days following the Closing Date.  As of September 15, 2009, the outstanding principal amount of the Term Loans is $3,549,942.04.